UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2007

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	000-23017	41-1649949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(Address of Principal Executive Offices) (Zip Code)

(508) 553-8850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On January 30, 2007, Sontra Medical Corporation (“Sontra” or the “Company”) issued and sold in a private placement (the “Financing”) (i) an aggregate of 6,600,000 shares (the “Shares”) of its common stock at a purchase price per share of $0.10, for an aggregate purchase price of $660,000.00, and (ii) warrants (the “Warrants”) to purchase an aggregate of 1,650,000 shares of Sontra’s common stock for an exercise price of $0.21 per share. The Shares and Warrants were issued pursuant to a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of January 2, 2007, by and among Sontra, Sherbrooke Partners, LLC (“Sherbrooke”) and additional accredited investors identified in the Purchase Agreement (together with Sherbrooke, the “Purchasers”).

The Warrants expire two years from the date of the closing of the Financing and contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends. The Warrants also contain weighted average anti-dilution provisions that provide for an adjustment to the then effective exercise price (and number of shares of common stock issuable upon exercise) upon certain dilutive issuances by Sontra of equity securities. In addition, if the per share market value (as defined in the Warrants) of Sontra’s common stock for any twenty (20) consecutive trading days equals or exceeds $0.63 per share, then Sontra may, with the prior written consent of the Warrant holders, redeem the unexercised portion of the Warrants in cash at a price equal to the number of shares of common stock that remain subject to the Warrant multiplied by $0.001.

Certain members of Sontra’s Board of Directors and management team invested a total of $120,000.00 in the financing transaction, as required by Sherbrooke and the other accredited investors.

The offer, sale and issuance to the Purchasers of the Shares, the Warrants and the shares of common stock issuable upon the exercise of the Warrants have been made in reliance on the statutory exemption from registration in Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder, have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. Sontra is not required to register for resale under the Securities Act the Shares and the shares issuable upon the exercise of the Warrants.

No underwriters were involved with the issuance and sale of the Shares, the Warrants and the shares of common stock issuable upon the exercise of the Warrants.

Item 5.01 Changes in Control of Registrant.

The information disclosed under Item 3.02 above is incorporated herein by reference.

The aggregate number of Shares issued by Sontra and purchased by the Purchasers in the Financing equal approximately 69% of the total issued and outstanding shares of common stock of Sontra as of the closing date. Therefore, as a result of the Financing, on January 30, 2007, a change of control of Sontra occurred. However, the Purchasers are comprised of a large and diverse group of individual accredited investors and there are no agreements or arrangements among them to act collectively as a group. The Purchasers did not assume control from any specific persons because prior to the Financing the holders of shares of Sontra common stock were also a large and diverse group of individuals who did not act as a group.

Pursuant to the Purchase Agreement, the Purchasers have the right to designate one director for election to the Board of Directors of Sontra (the “Purchaser Candidate”). Also pursuant to the Purchase Agreement, the Company agreed to take such actions as are necessary to cause the election of the Purchaser Candidate, and the Purchasers agreed to vote all of the shares of Sontra common stock held by the Purchasers to cause the election of the Purchaser Candidate. The Purchaser Candidate may be designated by the Purchasers holding at least a majority of the shares of common stock of Sontra purchased by the Purchasers in the Financing.

The source of funds for the purchase of the shares by the Purchasers was immediately available cash.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished with this Form 8-K:

99.1	Press Release of the Company, dated January 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sontra Medical Corporation

Date: February 2, 2007

	By:	/s/ Harry G. Mitchell
Harry G. Mitchell
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Company, dated January 30, 2007.